PROSPECTUS SUPPLEMENT NO. 19 (To Prospectus dated July 11, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-164935

Bontan Corporation Inc.

46,472,500 Shares of Common Stock
_____________________________

This prospectus supplement updates and supplements the prospectus dated July 11, 2011, relating to the resale of up to 46,472,500 shares of our common stock by certain selling stockholders.

This prospectus supplement contains our quarterly report, on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on August 24, 2012.

You should read this prospectus supplement in conjunction with the prospectus dated July 11, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto.

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “BNTNF.” The high and low bid prices for our common stock on the OTC Bulletin Board on August 24, 2012 were US$0.03 and US$0.03 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 7 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

____________________________

Prospectus Supplement dated August 27, 2012

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June, 2012
Commission File Number 0-30314

BONTAN CORPORATION INC
(Translation of registrant’s name into English)

47 Avenue Rd., Suite 200, Toronto, Ontario, Canada M5R 2G3
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.
Form 20-F ___X___ Form 40-F _______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ______

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.
Yes _______ No___X____

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b):
82- ______________.

EXHIBIT 1 - QUARTERLY FINANCIAL STATEMENTS

EXHIBIT 2 - MANAGEMENT DISCUSSION & ANALYSIS

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 24, 2012
BONTAN CORPORATION INC.

By: /s/ Kam Shah
Kam Shah
Chief Executive Officer

Bontan Corporation Inc.

Consolidated Interim Financial Statements

For the Three Months Ended June 30, 2012

Unaudited – Prepared by Management

(Canadian Dollars)

Index

Notice To Reader	2

Interim Consolidated Statements of Financial Position	3

Interim Consolidated Statements of Operations and Comprehensive Loss	4
Interim Consolidated Statement of Shareholders Equity	5

Interim Consolidated Statements of Cash Flows	6

Notes to Interim Consolidated Financial Statements	7-17

NOTICE TO READER OF INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The interim consolidated financial statements for Bontan Corporation Inc., comprised of the interim consolidated statements of financial position as at June 30, 2012 and for the year ended March 31, 2012, and the interim consolidated statements of operations and comprehensive income (loss), statement of changes in equity and cash flows for the three month periods ending June 30, 2012 and June 30, 2011 are the responsibility of the Company’s management.

The interim consolidated financial statements have been prepared by management and include the selection of appropriate accounting principles, judgments and estimates necessary to prepare these interim consolidated financial statements in accordance with International Financial Reporting Standards.

The interim consolidated financial statements have not been reviewed by the Company’s independent external auditors, Schwartz Levitsky Feldman LLP.

“signed” “signed”
Kam Shah C.A., Director Dean Bradley, Director

August 24, 2012

Bontan Corporation Inc.
Interim Consolidated Statements of Financial Position
(Canadian Dollars)
(Unaudited – see Notice to Reader dated August 24, 2012)

As at,	Note	June 30, 2012	March 31, 2012
			(Audited)
Assets
Current
Cash		$126,590	$58,359
Short term investments	4,15(v)	85,050	227,600
Other receivable	7	5,319,405	231,039
Exploration and evaluation expenditures recoverable	6	1,493,351	6,972,740
		$7,024,396	$7,489,738
Long-term assets
Office equipment and furniture	5	$6,307	$6,717
Total assets		$7,030,703	$7,496,455
Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	15(iv)	$1,320,254	$1,040,450
Deferred costs recovery	8	$ -	$1,615,177
Total current liabilities		$1,320,254	$2,655,627
Shareholders' Equity
Capital stock	9	$36,081,260	$36,081,260
Warrants	11	7,446,261	7,446,261
Stock option reserve		4,755,077	4,755,077
Fair value reserve		(7,500)	19,500
Deficit		(42,564,649)	(43,461,270)
		(42,572,149)	(43,441,770)
Total shareholders' equity		$5,710,449	$4,840,828
Total liabilities and shareholders' equity		$7,030,703	$7,496,455
Commitments and Contingent Liabilities (Note 14)
Related Party Transactions (Note 15)

On behalf of the Board ”Kam Shah” Director ”Dean Bradley” Director
(signed) (signed)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Interim Consolidated Statements of Operations and Comprehensive Loss
For the three months ended June 30,
(Canadian Dollars)
(Unaudited – see Notice to Reader dated August 24, 2012)

	Note	2012	2011
Income
Other income		$101,020	$ -

Expenses
Value of warrants cancelled	8(i)	(1,231,290)	-
Professional fees		151,475	338,388
Consulting fees	13,14(b), (c),(d) &,15(iii)	106,200	113,236
Shareholders' information	14(a),15(i)	31,430	30,739
Travel, meals and promotions	15(ii)	2,220	6,258
Office and general		36	8,050
Payroll		12,132	9,251
Rent		6,532	6,335
Communication		1,508	3,133
Transfer agents fees		826	1,193
Bank charges and interest		378	396
Amortization		411	560
Write down of short term investments		115,550	343,750
Loss on disposal of short term investments		-	14,540
Exchange loss		6,991	(2,284)
		(795,601)	873,545
Net income (loss) for period		896,621	(873,545)
Other comprehensive loss
Unrealized (loss) gain for period on short term investments, net of tax		(27,000)	(77,799)
Other comprehensive loss for period		(27,000)	(77,799)
Total comprehensive income ( loss) for period		$869,621	$(951,344)
Earnings (loss) per common share	12
Basic		$0.01	$(0.01)
Fully diluted		$0.01	$(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Interim Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the three months ended June 30, 2012 and 2011
(Unaudited – see Notice to Reader dated August 24, 2012)

	Number of Shares	Capital Stock	Warrants	Stock option reserve	Fair value reserve	Accumulated Deficit	Total Equity
Balance, April 1, 2011	79,664,076	$36,078,140	$8,677,551	$4,755,077	$168,347	$(40,990,892)	$8,688,223
Unrealised loss on short term investments ,net of tax					(77,799)		(77,799)
Net loss for period						(873,545)	(873,545)
Balance, June 30, 2011	79,664,076	$36,078,140	$8,677,551	$4,755,077	$90,548	$(41,864,437)	$7,736,879
Balance April 1, 2012	78,714,076	$36,081,260	$7,446,261	$4,755,077	$19,500	$(43,461,270)	4,840,828
Unrealised loss on short term investments ,net of tax					(27,000)		(27,000)
Net income for period						896,621	896,621
Balance, June 30, 2012	$78,714,076	$36,081,260	$7,446,261	$4,755,077	$(7,500)	$(42,564,649)	$5,710,449

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Interim Consolidated Statements of Cash Flows
For the three months ended June 30,
(Canadian Dollars)
(Unaudited – see Notice to Reader dated August 24, 2012)

	Note	2012	2011
Cash flows from operating activities
Net income (loss) for period		$896,621	$(873,545)
Amortization of office equipment and furniture		411	560
Write down of short term investments		115,550	343,750
Loss on disposal of short term investments		-	14,540
Value of warrants cancelled		(1,231,290)	-
Consulting fees settled for common shares	13	-	7,171
Net change in working capital components
Other receivables		(5,088,366)	(13,185)
Accounts payable and accrued liabilities		279,803	27,349
		$(5,027,271)	$(493,360)
Cash flow from (into) investing activities
Exploration and evaluation (expenditure) recovery		5,095,502	-
Net proceeds from sale of short term investments		-	245,200
		$5,095,502	$245,200
Cash flow from financing activities

Decrease in cash during period		68,231	(248,160)
Cash at beginning of period		58,359	348,464
Cash at end of period		$126,590	$100,304
Supplemental disclosures
Non-cash operating activities
Consulting fees prepaid in shares		-	(7,171)
		$ -	$(7,171)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Notes to Interim Consolidated Financial Statements
(Canadian Dollars)
June 30, 2012 and 2011
(Unaudited – see Notice to Reader dated August 24, 2012)

1. NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is incorporated in Ontario and its head office is located at 47 Avenue Road, Suite 200, Toronto, Ontario, Canada. The Company is a diversified natural resource company that invests in oil and gas exploration and development. The Company’s shares trade on the Over the Counter Bulletin Board of NASDAQ under a trading symbol “BNTNF”.

The Company disposed of on June 29, 2012, its indirect 4.70% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel, through its holding of 76.79% equity interest in Israel Petroleum Company Limited (“IPC Cayman”), as explained in Note 6.

The Company does not currently own any oil and gas properties but holds 0.25% Overriding Royalty Interest in the two offshore Israeli drilling licenses.

2. BASIS OF PRESENTATION AND ADOPTION OF IFRS

(a)	Statement of compliance

These condensed interim consolidated financial statements have been prepared in accordance with International Accounting Standard (“IAS”) IAS 34 – Interim Financial Reporting and should be read in conjunction with the annual financial statements for the year ended March 31, 2012, which have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”). This is considered generally accepted accounting principles (“GAAP”) for Canadian public companies.

These unaudited condensed interim consolidated financial statements were prepared by management and reviewed by the Audit Committee. These unaudited condensed interim consolidated financial statements were approved by the Board of Directors for issue on August 24, 2012.

The Company has no requirement to report on segments as it operates as only one segment.

(b) Basis of presentation

The condensed interim consolidated financial statements have been prepared on the historical cost basis except for certain non-current assets and financial instruments, which are measured at fair value.

(c) Consolidation

The condensed interim consolidated financial statements include the accounts of the Company and of 1843343 Ontario Inc., a wholly owned subsidiary, incorporated in Ontario on January 31, 2011, and has had no activity since its inception.

Israel Oil & Gas Corporation, a wholly owned subsidiary, was merged with the Company on May 15, 2012.

All inter-company balances and transactions have been eliminated on consolidation.

Bontan Corporation Inc.
Notes to Interim Consolidated Financial Statements
(Canadian Dollars)
June 30, 2012 and 2011
(Unaudited – see Notice to Reader dated August 24, 2012)

(d) Functional and presentation currency

The condensed interim consolidated financial statements are presented in Canadian dollars which is also the functional currency of the Company and its subsidiary.

(e) Use of Estimates and judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected. Significant areas where estimation uncertainty and critical judgments are applied include valuation of financial instruments, valuation of property, plant and equipment, impairment losses, depletion and depreciation, and measurement of share- based compensation.

3.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies are set out in Note 3 to the fiscal 2012 audited consolidated financial statements. These policies have been applied consistently to all periods presented in these condensed interim consolidated financial statements,

(a) New Accounting Policies

There have been no new accounting policies adopted by the Company.

(b) New Standards and Interpretations Not Yet Adopted

Since the issuance of the Company’s fiscal 2012 audited consolidated financial statements, the IASB and International Financial Reporting Interpretations Committee (“IFRIC”) have issued no additional new and revised standards and interpretations which are applicable to the Company. Refer to Note 3 of those statements

4.	SHORT TERM INVESTMENTS

	Marketable securities
	Carrying average costs	fair market value
June 30, 2012	$92,550	$85,050
March 31, 2012	$208,100	$227,600

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at June 30, 2012. A net unrealized loss of $7,500 for the period ended on that date was included in the fair value reserve.

Bontan Corporation Inc.
Notes to Interim Consolidated Financial Statements
(Canadian Dollars)
June 30, 2012 and 2011
(Unaudited – see Notice to Reader dated August 24, 2012)

4.	SHORT TERM INVESTMENTS - continued

As at June 30, 2012, management concluded that certain marketable securities had suffered a decline in their value which was unlikely to be recovered in the near future. Since this is a loss in value that is other than temporary decline, the cumulative loss has been removed from other comprehensive income and recognised in net income even though these investments have not been de-recognised.

5.	OFFICE EQUIPMENT AND FURNITURE

	Cost	Accumulated amortization	Net book value	Net book value
	June 30, 2012			March 31, 2012
Office furniture	4,725	3,070	1,655	1,742
Computer	6,020	3,963	2,057	2,244
Software	5,793	3,198	2,595	2,731

	$16,538	$10,231	$6,307	$6,717

6. EXPLORATION AND EVALUATION EXPENDITURES RECOVERABLE

The Company held an indirect 4.70% interest in two offshore drilling licenses in Israel – petroleum license 347 (‘Myra”) and 348 (“Sara”) covering approximately 198,000 acres, 40 kilometres off the West coast of Israel (“Israeli project”) through its 76.79% equity of IPC Cayman, as more fully explained in Note 6 to the fiscal 2012 audited financial statements.

The Company signed a settlement agreement on December 15, 2011 to dispose of its interest in the Israeli project held through its ownership of 79.76% equity in IPC Cayman. The agreement being extended, from time to time, and amended, was finally closed on June 29, 2012.

As per the terms of the revised settlement agreement the Company received US$5 million and surrendered all its shares in IPC Cayman for cancellation. The Company and IPC Parties exchanged mutual releases and dismissed all lawsuits against each other and against IPC Oil and Gas Holdings Ltd. (formerly, Shaldieli Ltd.) and certain of its promoters.

The Company also received non-refundable deposits totalling to US$375,000, which was adjusted against exploration and evaluation expenditure recoverable, an extension fee of US$100,000, which was included in other income and an overriding royalty interest of 0.25% in the Israeli project.

As additional consideration, on or before December 31, 2012, based on a revaluation of the surrendered shares to be performed by the IPC Parties, Bontan will either receive (i) at the option of the IPC Parties, either a payment of US$9.625 million or a payment of US$6.625 million plus delivery of a US$3.0 million promissory note due on November 8, 2013, carrying 5% p.a. interest and secured by an IPC guarantee, a 0.15% Overriding Royalty Interest (ORI) and a pledge of 23% of the IPC Shares, or (ii) the right to exercise an option to purchase 49.27% of the issued and outstanding share capital of IPC Cayman on a fully diluted basis for an exercise price of US$4,927 (IPC Cayman currently holds 144,821,469 shares of Shaldieli).

Bontan Corporation Inc.
Notes to Interim Consolidated Financial Statements
(Canadian Dollars)
June 30, 2012 and 2011
(Unaudited – see Notice to Reader dated August 24, 2012)

6. EXPLORATION AND EVALUATION EXPENDITURES RECOVERABLE - continued

The revised Settlement Agreement includes an obligation to pay Bontan an additional amount based on the increase in value of a specified number of Shaldieli shares, with the obligation guaranteed by IPC and also secured by the 0.15% ORI. This amount is only payable if the value of the specified number of Shaldieli shares is worth more than US$3 million. Moreover, the payment may not exceed an additional $US3.0 million. In order for any amounts to be paid under this provision, there would have to be a significant increase in the market price over the current price.

The movements in exploration and evaluation expenditure recoverable during the period were as follows:

	Three months to June 30, 2012	Year ended March 31, 2012
Balance, at beginning of period	$6,972,740	$6,972,740
Cash deposits transferred from deferred cost recovery on settlement(Note 8(ii))	(383,887)
Cash received on settlement	(5,095,502)

Balance, end of period	$1,493,351	$6,972,740

The Company has not assigned any value to its 0.25% ORI since the underlying reserves have not yet been proven.

The management carried out an impairment test of the balance recoverable and, in light of the settlement closed on June 29, 2012 as explained above, concluded that there was no permanent impairment.

7.	OTHER RECEIVABLE

	June 30, 2012	March 31, 2012
Prepaid expenses and deposits	$10,525	$16,600
Taxes receivable	8,744	89,439
Court fee receivable (i)	77,248
Funds held in escrow (ii)	5,222,888	125,000

	$5,319,405	$231,039

i.	Court fee receivable consists of refund of deposit of US$ 75,800 receivable from the Israeli court on dismissal of all lawsuits on settlement as explained in Note 6.

ii.
Funds held in escrow represent US$ 5,125,000 received from IPC Parties as part of the settlement as explained in Note 6 to a tax escrow account held by the Company’s Israeli tax escrow agent. The funds will be released to the Company once the Company’s application for an exemption from Israeli income tax is approved. If the application is not approved, then the tax escrow agent will withhold 30% Israeli tax. However, the Company believes that the withheld tax will be fully refunded upon assessment of its tax return by the Israeli Tax Authority.

Bontan Corporation Inc.
Notes to Interim Consolidated Financial Statements
(Canadian Dollars)
June 30, 2012 and 2011
(Unaudited – see Notice to Reader dated August 24, 2012)

8.	DEFERRED COSTS RECOVERY

This represents exploration and evaluation expenditures recovered as of March 31, 2012 pursuant to the settlement agreement on June 29, 2012 (Note 6).

	June 30, 2012	March 31, 2012
Cancellation of warrants returned under the settlement agreement (Note 6) (i)	$ -	$1,231,290
Cash deposits received under the settlement agreement ( Note 6) (ii)	-	383,887

	$ -	$1,615,177

(i)	The value of cancelled warrants was taken to income on closing of the settlement agreement on June 29, 2012
(ii)	Cash deposit was adjusted against exploration and evaluation expenditure on closing of the settlement agreement on June 29, 2012

9. CAPITAL STOCK

(a) Authorized: Unlimited number of common shares

(b)	Issued
	Common
	Shares	Amount
Balance at April 1, 2011	78,664,076	$36,078,140
Issued under 2009 Consultant Stock Compensation Plan	50,000	$3,120
Balance at June 30, 2012 and March 31, 2012	78,714,076	$36,081,260

(c)	As at June 30, 2012 and March 31, 2012, the Company had the following active Consultant Stock Compensation Plans:

	Date of registration*	Registered shares under Plan	Issued to March 31, 2011	As at April 1, 2011	Issued	Balance at March 31, 2012 & June 30, 2012
2009 Plan	11-May-09	3,000,000	(843,333)	2,156,667	(50,000)	2,106,667
2011 Plan	11-Apr-11	6,000,000	-	6,000,000	-	6,000,000

*	Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

Bontan Corporation Inc.
Notes to Interim Consolidated Financial Statements
(Canadian Dollars)
June 30, 2012 and 2011
(Unaudited – see Notice to Reader dated August 24, 2012)

10. STOCK OPTION PLANS

(a) The following is a summary of all Stock Option Plans as at June 30 and March 31, 2012:

Plan	Date of	# of Options
	registration*	Registered	Issued	Expired	Cancelled	Exercised	Outstanding
1999 Stock option Plan	Apr 30, 2003	3,000,000	3,000,000	(70,000)		(1,200,000)	1,730,000
2003 Stock Option Plan	July 22, 2004	2,500,000	2,500,000	(155,000)		(400,000)	1,945,000
The Robinson Plan	Dec. 5, 2005	1,100,000	1,100,000	-		-	1,100,000
2005 Stock Option Plan	Dec. 5, 2005	1,000,000	1,000,000	-	(390,000)	-	610,000
		7,600,000	7,600,000	(225,000)	(390,000)	(1,600,000)	5,385,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

All outstanding options were fully vested on the dates of their grant.

(b)	The weighted average exercise price of the outstanding stock options was US$0.17 as at June 30, 2012 (March 31, 2012: US$0.17)

(c) Details of weighted average remaining life of the options granted and outstanding are as follows:

June 30, 2012
Number of options outstanding and exercisable	5,385,000
Exercise price in US$	0.17
Weighted average remaining contractual life (years)	2.19

The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 560,000 options and less than the market price for the balance of 4,825,000 options.

11.	WARRANTS

There were no movements during the three months ended June 30, 2012. Details of weighted average remaining life of the warrants granted and outstanding are as follows:

	June 30, 2012
	Warrants outstanding & exercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.10	10,400,000	1.75
0.25	12,846,420	1.75
0.35	44,825,000	2.68
0.29	68,071,420	2.35

Bontan Corporation Inc.
Notes to Interim Consolidated Financial Statements
(Canadian Dollars)
June 30, 2012 and 2011
(Unaudited – see Notice to Reader dated August 24, 2012)

12. EARNINGS PER SHARE

Earnings per share is calculated on the weighted average number of common shares outstanding during the three months ended June 30, 2012, which was 78,714,076 (Three months ended June 30,2011 - 78,664,076).

The Company had approximately 68 million (June 30, 2011: 73 million) warrants and 5.4 million options (June 30, 2011: 5.8 million), which were not exercised as at June 30, 2012.

13.	CONSULTING FEES

For the three months ended June 30,	2012	2011
Fees settled in stocks and options	$ -	$7,171
Fees settled for cash	106,200	106,065
	$106,200	$113,236

14. COMMITMENTS AND CONTINGENT LIABILITIES

(a)
The Company entered into media and investor relations contracts, with Current Capital Corp., a shareholder corporation, effective July 1, 2004, initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice, for a total monthly fee of US$10,000.

(b)
The Company entered into a consulting contract with Mr Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term. This term was extended by another five years to March 31, 2015 by the audit committee on April 1, 2010. Mr Shah’s monthly fee is $15,000 plus taxes. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. On August 4, 2009, this contract was renewed for another five years effective April 1, 2009. The renewed contract provides for a fixed monthly fee of $10,000 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(d)
The Company has a consulting contract with Mr John Robinson. Mr John Robinson is the sole owner of Current Capital Corp., a firm with which the Company has an on-going contract for media and investor relations, and is a brother of Mr Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company. Mr Robinson provides services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time. A new Consulting Contract was signed with Mr John Robinson on July 1, 2009 for period covering up to March 31, 2014. The Contract provides for a fixed monthly fee of $8,500 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(e)
The Company has agreed to the payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from the exercise of any of the outstanding warrants. The likely fee if all the remaining warrants are exercised will be approximately $1.8 million.

Bontan Corporation Inc.
Notes to Interim Consolidated Financial Statements
(Canadian Dollars)
June 30, 2012 and 2011
(Unaudited – see Notice to Reader dated August 24, 2012)

15. RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the consolidated financial statements. Amounts are for three months ended June 30, 2012 and balances as at June 30, 2012. Comparative amounts are for the three months ended June 30, 2011and balances as at June 30, 2011.

(i)
Included in shareholders’ information expense is $29,600 (2011 – $28,835) to Current Capital Corp, (CCC) for media relations services. CCC is a shareholder corporation and a director of the Company provides accounting services as a consultant.

(ii)	Business expenses of $3,890 (2011: $6,293) were reimbursed to directors of the corporation and $2,782 (2011 - $5,936) to a key consultant and a former chief executive officer of the Company.
(iii)
Consulting fees include cash fee paid to directors for services of $47,500 (2011: $47,500), $30,000 (2011: $30,000) paid to a key consultant and a former chief executive officer of the Company, $25,500 paid to a consultant who controls CCC (2011: $25,500). These fees are included in consulting expenses.

(iv)
Accounts payable includes $77,484 (2011: $49,839) due to CCC, $100,667 (2011: $11,964) due to directors, $178,094 (2011: $97,194) due to a key consultant and a former chief executive officer of the Company, and due to a consultant who controls CCC $145,605 (2011; $ 76,840).

(v) Included in short term investments is an investment of $nil carrying cost and $nil fair value (2011: $434,168 carrying cost and $240,000 fair value) in a public corporation controlled by a key shareholder of the Company. This investment in 2011 represented common shares acquired in the open market or through private placements and represents less than 1% of the said Corporation.

16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company’s financial instruments recognized in the balance sheet consist of the following:

	June 30, 2012		March 31, 2012
	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Cash	126,590	126,590	58,359	58,359
Other receivable	5,319,405	5,319,405	231,039	231,039
Short term investments	92,550	85,050	208,100	227,600
Financial liabilities
Accounts payable and accrued liabilities	1,320,254	1,320,254	1,040,450	1,040,450

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Bontan Corporation Inc.
Notes to Interim Consolidated Financial Statements
(Canadian Dollars)
June 30, 2012 and 2011
(Unaudited – see Notice to Reader dated August 24, 2012)

16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT - continued

A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

a)	Fair value of financial instruments
The Company’s financial assets and liabilities are comprised of cash, amounts receivable, prepaid expenses, short term investments, accounts payable and accrued liabilities.
.
The Company classifies the fair value of these transactions according to the following fair value hierarchy based on the amount of observable inputs used to value the instrument:

• Level 1 – Values are based on unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date.
• Level 2 – Values are based on inputs, including quoted forward prices for commodities, time value and volatility factors, which can be substantially observed or corroborated in the marketplace. Prices in Level 2 are either directly or indirectly observable as of the reporting date.
• Level 3 – Values are based on prices or valuation techniques that are not based on observable market data. Accordingly, short term investments are classified as Level 1.

Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy.

The Company’s financial instruments are exposed to certain financial risks: credit risk, liquidity risk, other price risk and market risk.

b)	Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position.

a.	Cash– Cash is held with major financial institutions in Canada and therefore the risk of loss is minimal.
b.
Other receivables – The Company is not exposed to major credit risk attributable to customers. A significant portion of this amount is due from an Israeli escrow agent which is one of its major law firms. The balance is due from the Israeli and Canadian government

c.	Short term Investments –These investments are in junior Canadian public companies and are valued at their quoted market prices on reporting dates.
c)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in satisfying financial obligations as they become due.

Bontan Corporation Inc.
Notes to Interim Consolidated Financial Statements
(Canadian Dollars)
June 30, 2012 and 2011
(Unaudited – see Notice to Reader dated August 24, 2012)

16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT – c) Liquidity risk - continued

The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. The Company expects to satisfy obligations under accounts payable, amounts due to related parties, and short‐term debt in less than one year through cash flows from the proceeds of the sale of its interest as explained in Note 6.

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to take care of its operating needs and needs for investing in new projects. However, as an exploration company at an early stage of development and without significant internally generated cash flows, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets and pending litigations could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. There can be no assurance that required financing will be available to the Company.

d)	Market risk

Market risk consists of interest rate risk and foreign currency risk. The Company is exposed to foreign currency risk.

The Company operates primarily in Canada and substantially all of its activities including cash and short term investments are denominated in Canadian dollars. However, costs incurred on exploration and evaluation relating to its interest in the Israeli project and expected potential returns on its disposal, would be denominated in US dollars. The Company is therefore exposed to fluctuations in the exchange rate between the US and Canadian dollar.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the operating results of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

	June 30, 2012	March 31, 2012	June 30, 2011
One US Dollar to CDN Dollar	1.0191	1.000	0.9643

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

The balances in US Dollar as at June 30, 2012 were as follows: (all figures in CDN$’000 equivalent)

Cash, receivable & short term investments	$ 5,344
Accounts payable and accrued liabilities	(669)
Net assets	$ 4,675

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase the net assets by $234,000 while a 5% appreciation of the Canadian dollar against US dollar will decrease the net assets by $ 234,000.

Bontan Corporation Inc.
Notes to Interim Consolidated Financial Statements
(Canadian Dollars)
June 30, 2012 and 2011
(Unaudited – see Notice to Reader dated August 24, 2012)

17. CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company had payables of approximately $ 1.3 million as at June 30, 2012 and current assets, mostly in cash and short term investments, excluding the reclassified exploration and evaluation expenditure, of approximately $5.4 million. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.

As at June 30, 2012, the shareholders’ equity was approximately $ 5.7 million (March 31, 2012: $ 4.8 million). Approximately 95% or $5.4 million was held in cash, receivable and short term investments (March 31, 2012: $0.3 million or 6%).

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital. There have been no changes to the Company’s approach to capital management during the three months ended June 30, 2012.

The Company believes that the settlement agreement signed in December 2011 and closed on June 29, 2012, as explained in Note 6 will generate significant cash flow which will enable the Company to not only meet its existing obligations but to invest in new projects while continuing its interest in the current project in the form of an overriding royalty interest.

18.	APPROVAL OF FINANCIAL STATEMENTS

The condensed interim consolidated financial statements were approved by the board of directors and authorized for issue on August 24, 2012.

BONTAN CORPORATION INC.
THREE MONTHS ENDED JUNE 30, 2012

MANAGEMENT’S DISCUSSION AND ANALYSIS

Prepared as at August 24, 2012

Index
Overview	3
Summary of Results	3
Number of Common shares, options and warrants	3
Business Environment	4
Risk Factors	4
Forward Looking Statements	4
Business Plan	4
Results of Operations	5
Liquidity and Capital Resources	7
Working Capital	7
Operating Cash Flows	8
Investing Cash Flows	8
Financing Cash Flows	9
Key Contractual Obligations	9
Off balance sheet arrangements	9
Transactions with Related Parties	9
Financial and Derivative Instruments	10
Use of Estimates and Judgments	11
Future Accounting Pronouncements	11
Internal Controls over Financial Reporting	12
Public Securities Filings	12

Management Discussion and Analysis

The following discussion and analysis by management of the financial condition and financial results for Bontan Corporation Inc. for the three months ended June 30, 2012 should be read in conjunction with the unaudited Consolidated Financial Statements for the three months ended June 30, 2012 and audited consolidated financial statements for the year ended March 31, 2012 together with the annual report in form F-20 for the fiscal year 2012..

The Company’s financial statements have been prepared in accordance with International Accounting Standard 34, “Interim Financial Reporting,” as issued by the International Accounting Standards Board.

This management discussion and analysis is prepared by management as at August 24, 2012. The Company’s auditors have not reviewed it.

In this report:

a.	The words “us”, “we”, “our”, “the Company” and “Bontan” have the same meaning unless otherwise stated and refer to Bontan Corporation Inc. and its subsidiary.
b.	Our indirect working interest in two drilling licenses offshore Israel is sometimes referred to as “Israel project”
c.	Israel Petroleum Company, Ltd Cayman, where we held 76.79% equity until June 29, 2012 is referred to as “IPC Cayman”

Overview

Summary of Results

The following table summarizes financial information for the quarter ended June 30, 2012 and the preceding seven quarters: (All amounts in ‘000 CDN$ except net loss per share, which are actual amounts)

Quarter ended	Jun. 30	Mar. 31	Dec. 31	Sept. 30	Jun. 30	Mar. 31	Dec. 31	Sept. 30
	2012	2012	2011	2011	2011	2011*	2010*	2010*
Total Revenue	101	-	-	-	-	-	-	-
Net income (loss)	897	(2,470)	(417)	(673)	(874)	(3,780)	(1,065)	(1,329)
Working capital	5,704	4,834	5,041	(146)	756	1,707	1,167	960
Shareholder’s equity	5,710	4,841	5,048	6,834	7,737	8,688	8,364	8,323
Net income (loss) per share - basic and diluted	$0.01	$(0.03)	$(0.01)	$(0.01)	$(0.01)	$(0.05)	$(0.01)	$(0.02)

*Details for these quarters are derived from financials prepared under previous Canadian GAAP while figures for the other quarters are derived from financials prepared in accordance with IFRS

Number of common shares, options and warrants

These are as follows:

As at June 30, 2012 AND August 24, 2012
Shares issued and outstanding	78,714,076
Warrants issued and outstanding (a)	68,071,420
Options granted but not yet exercised (b)	5,385,000

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(a)
Warrants are convertible into equal number of common shares of the Company within two to five years of their issuance, at average exercise price of $0.29. These warrants have weighted average remaining contractual life of 2.35 years.

(b)	Options are exercisable into equal number of common shares at an average exercise price of US$0.17 and have a weighted average remaining contractual life of approximately 2.19 years.

Business Environment

Risk factors
Please refer to the Annual Report in the form F-20 for the fiscal 2012 for detailed information as the economic and industry factors that are substantially unchanged.
Forward looking statements

Certain statements contained in this report are forward-looking statements. All statements, other than statements of historical facts, included herein or incorporated by reference herein, including without limitation, statements regarding our business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words “believe”, “expects”, “anticipates”, “intends”, “estimates” or similar expressions or variations on such expressions are forward-looking statements. We can give no assurances that such forward-looking statements will prove to be correct.

Each forward-looking statement reflects our current view of future events and is subject to risks, uncertainties and other factors that could cause actual results to differ materially from any results expressed or implied by our forward-looking statements.

Risks and uncertainties include, but are not limited to:
•	Our lack of substantial operating history;
•	The success of the exploration prospects, in which we have interests;
•	Uninsured risks;
•	The impact of competition;
•	The enforceability of legal rights;
•	The volatility of oil and gas prices;
•	Weather and unforeseen operating hazards;

Important factors that could cause the actual results to differ materially from our expectations are disclosed in more detail under the “Risk Factors” in our Annual report for fiscal 2012. Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Currently we do not hold interests in any exploration projects and have no reserves as defined in Canadian National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities ("NI 51-101"). All information contained herein regarding resources is referenced to undiscovered resources under NI 51-101, whether stated or not.

Business plan

We invest in the exploration and development of oil and gas wells. We focus on partnering with established developers and operators. We have never had any oil and gas operations and do not currently own any oil and gas properties with proven reserves.

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The Company held an indirect 4.70% interest in two offshore drilling licenses in Israel – petroleum license 347 (‘Myra”) and 348 (“Sara”) covering approximately 198,000 acres, 40 kilometres off the West coast of Israel (“Israeli project”) through its 76.79% equity of IPC Cayman, as more fully explained in Note 6 of the fiscal 2012 audited financial statements.

The Company signed a settlement agreement on December 15, 2011 to dispose of its interest in the Israeli project held through its ownership of 79.76% equity in IPC Cayman. The agreement being extended from time to time and amended was finally closed on June 29, 2012.

We are now looking for new business opportunities to invest the proceeds of the above disposal, in a manner that will positively impact on our profitability and shareholders value.

Results of operations

Three months ended June 30	2012	2011
	In 000’s CDN$
Other Income	101	-
Expenses	796	(874)
Net income(loss) for period	897	(874)
Deficit at end of period	(42,565)	(41,864)

Overview

Most part of the quarter ended June 30, 2012 was spent in completing negotiations relating to settlement of our legal disputes with minority shareholder of IPC Cayman and disposal of our 76.79% equity interest in IPC Cayman to this shareholder. The settlement agreement was finally signed on June 29, 2012 as more fully explained elsewhere in this report.

During the three months ended June 30, 2011, we were primarily busy with various litigation matters involving legal actions against the management of IPC Cayman and others to prevent them from rolling our interest in an Israeli shell without our consent and also to enable us to call a shareholder meeting of IPC Cayman so that we could protect our interest as a majority shareholder.

Income

During the three months ended June 30, 2012, the Company received an extension fee of US$100,000 for agreeing to extend the closing date of the settlement agreement. This has been accounted as other income. No revenue was recognized during the three months ended June 30, 2011.

Expenses

The overall analysis of the expenses is as follows:
	Three months ended June 30,
	2012	2011

Operating expenses	43,341	56,664
Consulting fee & payroll	118,332	122,487
Exchange loss (gain)	6,991	(2,284)
Loss on disposal of short term investments	-	14,540
Write down of short term investments	115,550	343,750
Professional fees	151,475	338,388
Value of warrants cancelled	(1,231,290)	-
	(795,601)	873,545

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Operating Expenses
	Three months ended June 30,
	2012	2011
	$2,220	$6,258
Travel, meals and promotion
Shareholders information	31,430	30,739
Other	9,691	19,667
	$43,341	$56,664

Travel, meals and promotions

As the Company’s focus over the three months ended June 30, 2012 was the closing of the settlement agreement, fewer costs were associated with travel, meals and promotions as compared to the three months ended June 30, 2011.

Shareholder information

Shareholder information costs comprise investor and media relations fee, costs of holding annual general meeting of the shareholders and various regulatory filing fees.

Major cost consists of media relation and investor relation services provided by Current Capital Corp. under contracts dated July 1, 2004, which are being renewed automatically unless canceled in writing by a 30-day notice for a total monthly fee of US$10,000. Current Capital Corp. is a shareholder Corporation where the Chief Executive and Financial Officer of the Company provide accounting services.

Management believes that such services are essential to ensure our existing shareholder base and prospective investors/brokers and other interested parties are constantly kept in contact and their comments and concerns are brought to the attention of the management on a timely basis.

Other operating costs

These costs include rent, telephone, Internet, transfer agents fees and other general and administration costs. Significant reduction in 2012 quarter compared to 2011 quarter was due to reversal of an accrued expense of approximately $10,000 no longer considered payable.

Consulting fees and payroll

Three months ended June 30,	2012	2011

Fees settled in common shares	-	$7,171
Fees settled in cash	106,200	106,065
Payroll	12,132	9,251

	$118,332	$122,487

Consulting fees related to fees paid to the CEO and two other consultants and two members of the audit committee. There has not been any change in fees during the periods in fiscal years 2013 and 2012.

Exchange (gain) loss
Exchange differences related to translation gains and losses arising from converting foreign currency balances, mainly in US dollar into Canadian dollar, which is the functional and presentation currency, on consolidation.

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The company had net receivable in US dollar which, due to a slightly weakened Canadian dollar against the US dollar, resulted in a small exchange loss on conversion at June 30, 2012; whereas, at June 30, 2011, the Canadian dollar was stronger against the US dollar, resulting in a small gain on conversion.

Write down of Short term Investments

As at June 30, 2012, the Company’s short term investment portfolio included two marketable securities whose market price showed continued declining trend which the management believed would unlikely to improve in the near future. The carrying costs of these securities were therefore written down by $115,550 which amount was considered to have impaired permanently.

As at June 30, 2011, the Company’s short term investment portfolio included three marketable securities whose market price showed continued declining trend which the management believed would unlikely to improve in the near future. The carrying costs of these securities were therefore written down by $343,750 which amount was considered to have impaired.

Loss on disposal of short term investments

There was no loss on disposal of short term investments during the three months ended June 30, 2012.

The disposal of short term investments, during the three months ended June 30, 2011, was mainly caused by the need for additional cash to meet increasing litigation costs.

Professional fees

Professional fees for the three months ended June 30, 2012 consisted of audit fees accrual of $11,250 and reversal of last year’s over accrual of $15,000 and legal fees of approximately $155,000. Dismissal of all lawsuits on settlement reduced the legal costs significantly from the previous period.

Professional fees for the three months ended June 30, 2011 consisted of audit and accounting fees of approximately $17,000 and legal fees of approximately $ 321,000.

Legal fees primarily consisted of fees incurred by the Company for its legal actions against Shaldieli and IPC Cayman management as discussed elsewhere in this report.
The Company expects its legal costs to increase as various lawsuits come up for hearing in Israel and Cayman Island courts.

Value of warrants cancelled

As part of the original settlement agreement in December 2011, five million warrants issued to the manager of IPC Cayman were returned for cancelation without any compensation. The value of these warrants of approximately $ 1.2 million was included in deferred costs recovery in the fiscal 2012 financials. Upon the final settlement on June 29, 2012, this value was reversed to income.

Liquidity and Capital Resources

Working Capital

As at June 30, 2012, the Company had a net working capital of approximately $5.7 million compared to a working capital of approximately $4.8 million as at March 31, 2012.

There were two main changes in the component of working capital since March 31, 2012. Approximately $5.3 million of exploration and evaluation costs were recovered due to the settlement and were included in other receivables. Further, costs recovery which included mainly the value of warrants cancelled as explained elsewhere in this report which was deferred at

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March 31, 2012 were reversed resulting in significant decline in liabilities and improvement in net working capital.

Cash on hand as at June 30, 2012 was approximately $126,600 compared to $58,400 as at March 31, 2012.

Operating cash flow

During the three months ended June 30, 2012, operating activities required a net cash outflow of approximately $5 million, which was met from the cash received from the settlement agreement.

During the three months ended June 30, 2011, operating activities required net cash outflow of approximately $ 0.5 million, which was met from the available cash and proceeds from the sale of short term marketable securities.

Investing cash flows

During the three months ended June 30, 2012, the company received net proceeds totalling approximately $5 million plus an overriding royalty interest of 0.25% on the two licenses, as a result of the settlement agreement.

During the three months ended June 30, 2011, the company received net proceeds totalling $245,200 from the sale of its short term investments.

Short term investments

The short term investments held by the Company at June 30, 2012 had carrying costs of $92,550 after they were written down by $115,550, for impairment. The market value of these investments on that date was $85,050.

The company’s short term investment at June 30, 2011 consisted of four securities of Canadian junior resource public companies whose carrying costs, after writing off impairment of $343,750, was approximately $1.1 million and their market value on that date was approximately $1.2 million.

Exploration and evaluation costs recovery

The Company held indirect interest in the Israeli project through its ownership of 76.79% equity in IPC Cayman. For the last two years, the Company invested approximately $7 million in the project, shown in the financials as exploration and evaluation costs. The Company was involved in extensive litigations with the minority shareholder of IPC Cayman for most part of the last fiscal year, and since December 2011 was involved in negotiations on out of court settlement. The settlement terms were first agreed in December 2011 and later revised and a final settlement agreement was reached on June 29, 2012. As a result, the Company received a total of US$ 5.375 million plus 0.25% overriding royalty interest, and in return, it surrendered its equity in IPC Cayman to its minor shareholder for cancellation. The Company also received an extension fee of US$100,000 which was taken to income and received five million warrants issued to the minor shareholder for cancellation without any compensation. The value of these warrants was also reversed to income during the three months ended June 30, 2012 as explained elsewhere in this report. Approximately US$5.2 million were deposited into an escrow account in Israel held by our Israeli lawyer, pending clearance from the Israeli tax authorities. Subsequently, 70% of the funds, approximately US$3.6 million, were released to us in July 2012 and the balance will be released once authorized by the Israeli tax authorities. We understand from our Israeli lawyer that such a authorization should soon be forthcoming.

A balance of the exploration and evaluation cost of approximately $1.5 million is still shown as recoverable on the balance sheet of June 30, 2012 financials due to the fact that the settlement

8

agreement provides for further payments or return of approximately 49% equity in IPC Cayman on or before December 31, 2012, depending upon the results of the exploration activities which began in August 2012 on the two wells covered under the Israeli project. This is more fully explained in Note 6 to the condensed interim consolidated financials for the three months ended June 30, 2012.

Financing cash flows

There were no cash flows from financing activities generated for the three months ended June 30, 2012 and 2011.

Key Contractual obligations

There were no key contractual obligations as at June 30, 2012.

Off balance sheet arrangements

At June 30, 2012 and 2011, the Company did not have any off balance sheet arrangements, including any relationships with unconsolidated entities or financial partnership to enhance perceived liquidity.

Transactions with related parties

Transactions with related parties are incurred in the normal course of business and are measured at the exchange amount. Related party transactions and balances have been listed in Note 15 to the condensed consolidated unaudited financial statements for the three months ended June 30 2012.

Given below is background information on some of the key related parties and transactions with them:

1.	Current Capital Corp. (CCC). CCC is a related party in following ways
a.	Director/President of CCC, Mr. John Robinson is a consultant with Bontan
b.	CCC provides media and investor relation services to Bontan under a consulting contract.
c.	Chief Executive and Financial Officer of Bontan is providing services to CCC.
d.	CCC and John Robinson hold significant shares, options and warrants in Bontan.

CCC also charged a finder’s fee at the rate of 10% of the gross money raised for the Company through issuance of shares and warrants under private placements. In addition,

2.
Mr. Kam Shah is a director of the Company and also provides services as chief executive and financial officer under a five-year contract. The compensation is decided by the board on an annual basis and is usually given in the form of shares and options.

3.
Mr. Terence Robinson was Chairman of the Board and Chief Executive Officer of the Company since October 1, 1991. He resigned from the Board on May 17, 2004 but continues with the Company as a key consultant. He advises the board in the matters of shareholders relations, fund raising campaigns, introduction and evaluation of investment opportunities and overall operating strategies for the Company.

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Financial and derivative Instruments
	June 30, 2012		March31, 2012
	Carrying value	Fair value	Carrying value	Fair value
Financial assets
Cash	126,590	126,590	58,359	348,464
Other receivable	5,319,405	5,319,405	231,039	114,069
Short term investments	92,550	85,050	208,100	227,600
Financial liabilities
Accounts payable and accrued liabilities	1,320,254	1,320,254	2,655,627	2,655,627

Fair value estimates are made at a specific point in time, based on relevant market information and information about financial instruments. These estimates are subject to and involve uncertainties and matters of significant judgment, therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

A summary of the Company’s risk exposures as it relates to financial instruments are reflected below:

i) Credit risk

Credit risk is the risk of loss associated with a counter-party’s inability to fulfill its payment obligations. The credit risk is attributable to various financial instruments, as noted below. The credit risk is limited to the carrying value amount carried on the statement of financial position.

a.	Cash– Cash is held with major financial institutions in Canada and therefore the risk of loss is minimal.
b.
Other receivables – The Company is not exposed to major credit risk attributable to customers. A significant portion of this amount is due from an Israeli escrow agent which is one of its major law firms.. The balance is due from the Israeli and Canadian government

c.	Short term Investments –These investments are in junior Canadian public companies and are valued at their quoted market prices on reporting dates.
ii) Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in satisfying financial obligations as they become due.

The Company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions without incurring unacceptable losses or risking harm to the Company’s reputation. The Company expects to satisfy obligations under accounts payable, amounts due to related parties, and short‐term debt in less than one year through cash flows from the proceeds of the sale of its interest as explained elsewhere in this report.

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to take care of its operating needs and needs for investing in new projects. However, as an exploration company at an early stage of development and without significant internally generated cash flows, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets and pending litigations could have an impact on the Company’s future ability to access capital on

10

terms that are acceptable to the Company. There can be no assurance that required financing will be available to the Company.

d)	Market risk

Market risk consists of interest rate risk and foreign currency risk. The Company is exposed to foreign currency risk.

The Company operates primarily in Canada and substantially all of its activities including cash and short term investments are denominated in Canadian dollars. However, costs incurred on exploration and evaluation relating to its interest in the Israeli project and expected potential returns on its disposal, would be denominated in US dollars. The Company is therefore exposed to fluctuations in the exchange rate between the US and Canadian dollar.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the operating results of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:

	June 30, 2012	March 31, 2012	June 30, 2011
One US Dollar to CDN Dollar	1.0191	1.000	0.9643

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

The balances in US Dollar as at June 30, 2012 were as follows: (all figures in CDN$’000 equivalent)

Cash, receivable & short term investments	$ 5,344
Accounts payable and accrued liabilities	(669)
Net assets	$ 4,675

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase the net assets by $234,000 while a 5% appreciation of the Canadian dollar against US dollar will decrease the net assets by $ 234,000.

Use of Estimates and Judgments

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year in which the estimates are revised and in any future years affected. Significant areas where estimation uncertainty and critical judgments are applied include valuation of financial instruments, valuation of property, plant and equipment, impairment losses, depletion and depreciation, and measurement of stock based compensation.

Future Accounting Pronouncements

Standards issued but not yet effective up to the date of issuance of the Company‘s fiscal 2012 consolidated financial statements are listed below. There has not been any additional pronouncement since then, up to the date of this report. This listing is of standards and

11

interpretations issued which the Company reasonably expects to be applicable at a future date. The Company intends to adopt those standards when they become effective.

IFRS 9 – “Financial Instruments” addresses the classification and measurement of financial assets.
IFRS 10 – “Consolidated Financial Statements” builds on existing principles and standards and identifies the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company.
IFRS 11 – “Joint Arrangements” establishes the principles for financial reporting by entities when they have an interest in arrangements that are jointly controlled.
IFRS 12 – “Disclosure of Interest in Other Entities” provides the disclosure requirements for interests held in other entities including joint arrangements, associates, special purpose entities and other off balance sheet entities.
IFRS 13 – “Fair Value Measurement” defines fair value, requires disclosure about fair value measurements and provides a framework for measuring fair value when it is required or permitted within the IFRS standards.
IAS 27 – “Separate Financial Statements” revised the existing standard which addresses the presentation of parent company financial statements that are not consolidated financial statements.
IAS 28 – “Investments in Associate and Joint Ventures” revised the existing standard and prescribes the accounting for investments and sets out the requirements for the application of the equity method when accounting for investments in associates and joint ventures.

The Company has not completed its evaluation of the effect of adopting these standards on its financial statements.

Internal Controls over Financial Reporting

Our Chief Executive Officer who also serves as Chief Financial Officer (“CEO”) is primarily responsible in establishing and maintaining controls and procedures concerning disclosure of material information and their timely reporting in consultation and under direct supervision of the audit committee which comprises two independent directors. CEO is assisted by one employee. We therefore do not have an effective internal controls and procedures due to lack of segregation of duties. However, given the size and nature of our current operations and involvement of independent directors in the process significantly reduce the risk factors associated with the lack of segregation of duties.

The CEO has instituted a system of disclosure controls for the Company to ensure proper and complete disclosure of material information. The limited number of consultants and direct involvement of the CEO facilitates access to real time information about developments in the business for drafting disclosure documents. All documents are circulated to the board of directors and audit committee according to the disclosure time-lines.

Public securities filings

Additional information, including the Company’s annual information form in the Form 20-F annual report is filed with the Canadian Securities Administrators at www.sedar.com and with the United States Securities and Exchange Commission and can be viewed at www.edgar.com.

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